Exhibit 99.1

PRESS RELEASE WILLIAMS-SONOMA, INC. 3250 Van Ness Avenue San Francisco, CA 94109	CONTACT: Patricia Sellman VP, Public Relations & Marketing Communications (415) 733-3168

Stephen C. Nelson Vice President, Investor Relations (415) 616-8754

FOR IMMEDIATE RELEASE

                      Williams-Sonoma, Inc. Announces Rose Marie Bravo Elected to Board of Directors

San Francisco, CA, June 20, 2011 -- Williams-Sonoma, Inc. (NYSE: WSM) announced today that its Board of

Directors has elected Rose Marie Bravo to the Board.

“Rose Marie Bravo is an icon in the retail world,” said Adrian Bellamy, Chairman of the Board of Directors of

Williams-Sonoma, Inc. “As Williams-Sonoma continues its global expansion, we are confident that Rose Marie will play a key role in guiding our success.”

Laura Alber, President and Chief Executive Officer, joined Mr. Bellamy in welcoming Ms. Bravo to the Board.

“We are thrilled to have Rose Marie join our Board,” said Ms. Alber. “She brings insight, leadership, retail expertise and extensive international experience to our company.”

“I am delighted to become a member of Williams-Sonoma’s Board of Directors,” said Ms. Bravo. “With a history of over 50 years of shaping high-end kitchen and home furnishings retailing, the company is poised for an exciting future. I look forward to helping Williams-Sonoma reach its long term vision, including its continued

international growth.”

Ms. Bravo served as Chief Executive Officer of Burberry Group plc from 1997 to 2006 and then as Vice

Chairman until 2007. She is widely credited with turning Burberry into a leading global luxury goods brand. Ms.

Bravo served as President of Saks Fifth Avenue from 1992 to 1997, with responsibility for merchandising,

marketing and product development. Prior to Saks, Ms. Bravo held a number of positions at R.H. Macy & Co.,

including Chairman and Chief Executive Officer of the I. Magnin Specialty Division from 1988 to 1992. She currently serves on the Boards of Directors of The Estée Lauder Companies Inc. and Tiffany & Co. Ms. Bravo

was named the most powerful woman in fashion by Time Magazine in 2004, and she was included in the Forbes list of “The 100 Most Powerful Women in the World” in 2005.

ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a specialty retailer of high-quality products for the home. These products representing six distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen,

West Elm and Williams-Sonoma Home – are marketed through 589 stores, six direct mail catalogs and six e-

commerce websites.